EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 25, 2016—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2015, of $11.2 million, or 32 cents per share, compared to $15.2 million, or 44 cents per share, for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2015, of $71.3 million, or $2.06 per share, compared to $80.3 million, or $2.32 per share, for the same period in the prior year.

During the three months ended Dec. 31, 2015, gas net income decreased from the same period in 2014 due to a 28.1% decrease in gas retail sales. This reflects lower customer demand resulting from the warmer-than-normal weather experienced in 2015. December 2015 was the second warmest on record in Madison, Wis. The average temperature in December was 35.3 degrees compared to 28.6 degrees in the prior year. Normal average temperature in December is 24.6 degrees.

For the twelve months ended Dec. 31, 2015, earnings decreased $9.0 million compared to the same period in the prior year. Gas net income decreased due to a 27.0% decrease in gas retail sales. In 2014, customer demand was higher due to extremely cold weather experienced. The average temperature in January 2015 was 20.1 degrees compared to 11.5 degrees in the prior year. Normal average temperature in January is 19.6 degrees. As noted above, the warmer weather in December 2015 contributed to the decrease in customer demand for natural gas. Electric net income was also lower in part due to lower customer demand.

Also contributing to the decline in net income for 2015 was lower allowance for funds used during construction and higher depreciation expense primarily related to the construction for the environmental controls at the Columbia Energy Center in 2014. The Columbia units were placed in-service in April and July 2014.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended December 31,	2015	2014
Operating revenue	$130,973	$145,707
Operating income	$22,178	$29,566
Net income	$11,232	$15,186
Earnings per share (basic and diluted)	$0.32	$0.44
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Twelve Months Ended December 31,	2015	2014
Operating revenue	$564,028	$619,852
Operating income	$124,255	$138,098
Net income	$71,343	$80,319
Earnings per share (basic and diluted)	$2.06	$2.32
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Dana Brueck

Corporate Communications Manager

608-252-7282